Exhibit 2.2

Execution Version

BUSINESS TRANSFER AGREEMENT

This Business Transfer Agreement (this “Agreement”) is made and entered into effective as of December 12, 2024 (the “Effective Date”), by and between 3D Systems Korea, Inc., a company organized and existing under the Laws of Korea (the “Seller”), and Hexagon Metrology Korea LLC, a company organized and existing under the Laws of Korea (the “Buyer”). The Seller and the Buyer are sometimes herein referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, 3D Systems Corporation, a Delaware corporation (“DDD”), and 3D Systems, Inc., a California corporation (“3D US”, together with DDD, the “Overseas Sellers”), on the one hand as sellers, and Hexagon Manufacturing Intelligence, Inc., a Delaware corporation (the “Overseas Buyer”), on the other hand as buyer, are parties to that certain Asset Purchase Agreement, dated as of the date hereof (the “Global APA”);

WHEREAS, the Seller and the Overseas Sellers are engaged in the business of developing, selling (directly to customers and indirectly through third-party resellers and distributors), marketing, distributing, licensing, maintaining and supporting certain software products and packages branded as “Geomagic,” including Design X, Control X, Freeform Plus, Wrap and Geomagic for Solidworks and their respective derivatives, and buying and reselling third-party scanners bundled with the Geomagic software products (collectively, the “Business”); and

WHEREAS, the Seller desires to sell and assign, and the Buyer desires to purchase and assume, the Business engaged in by the Seller (the “Transferred Business”), which is comprised of the Purchased Assets and the Assumed Liabilities, together with the employees of the Seller working for the Transferred Business (the “Business Employees”, and such transactions together with the other transactions contemplated hereby and by the other Transaction Documents, collectively, the “Transactions”) on the terms set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms. The following terms have the meanings specified or referred to in this Section 1.01, and any and all capitalized terms used but not separately defined herein shall have the meanings ascribed to them in the Global APA, mutatis mutandis:

“3D US” has the meaning set forth in the Recitals.

“Accounting Principles” means the accounting methods, policies, practices, procedures, categorizations, definitions, principles, techniques and estimation methods set forth on Exhibit A.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means (a) the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, or (b) in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors and any of their spouses. The terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning set forth in the preamble above.

“Assumed Contracts” has the meaning set forth in the definition of “Purchased Assets”.

“Assumed Liabilities” has the meaning set forth in Section 2.02(a).

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York City, New York and Seoul, Korea are authorized or obligated by applicable Law to close.

“Business Employees” has the meaning set forth in the Recitals.

“Business Name” means the “Geomagic” trade name used in connection with the Transferred Business as of the Closing.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Transaction Expenses” means, without duplication, all of the fees, expenses and other costs incurred by or on behalf of the Buyer or any of its Affiliates in anticipation of, in connection with, or otherwise related to, the Transactions, including (a) any Transfer Taxes payable by the Buyer pursuant to Section 7.03 and any VAT payable by the Buyer pursuant to Section 7.05, (b) all of the fees, expenses and other costs of legal counsel, investment bankers, brokers, accountants and other representatives and consultants engaged by the Buyer or its Affiliates, and (c) fifty percent (50%) of all filing fees payable in connection with any filings or submissions required under any merger control or foreign investment filing or submission made by or on behalf of the Parties in connection with the Transactions (but, for the avoidance of doubt, in no event shall the Buyer be responsible for any attorneys’ fees or costs and expenses of other third-party advisors incurred or payable by the Seller in connection with any regulatory filings or submissions with Governmental Authorities contemplated hereunder).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” means the date on which the Closing occurs.

“Closing Purchase Price” has the meaning set forth in Section 2.04(a).

“Closing Working Capital” means an amount (which may be positive or negative) equal to: (a) the Current Assets, less (b) the Current Liabilities, determined as of the Measurement Time.

“Closing Working Capital Excess” has the meaning set forth in Section 2.04(a).

“Closing Working Capital Shortfall” has the meaning set forth in Section 2.04(a).

“Consent” means any consent, novation, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person.

“Contracts” means all contracts, leases, subleases, licenses, instruments, notes, plans, undertakings, understandings, commitments, indentures, guarantees, joint ventures and all other agreements and legally binding arrangements, bids, statements of work, purchase orders, quotes, invoices and proposals, whether written or oral, and including all amendments thereto.

“Current Assets” means the current assets of the Transferred Business that are Purchased Assets, as determined in accordance with the Accounting Principles, excluding (a) Excluded Assets, (b) cash and cash equivalents, and (c) current or deferred Tax assets.

“Current Liabilities” means the current liabilities of the Transferred Business that are Assumed Liabilities, as determined in accordance with the Accounting Principles, excluding (a) Excluded Liabilities, (b) Indebtedness, and (c) current or deferred Tax Liabilities.

“DDD” has the meaning set forth in the Recitals.

“Disclosure Schedules” and any referenced Schedule herein means the disclosure schedules delivered by the Seller concurrently with the execution and delivery of this Agreement.

“Effective Date” has the meaning set forth in the preamble above.

“Employee Benefit Plan” means each employee benefit plan and each compensatory (including incentive, employment, severance, equity or equity-based arrangements, change in control and retention) or benefit plan, policy, program, agreement or arrangement, in each case, that is maintained, sponsored, contributed to or required to be contributed to by the Seller on account of the Transferred Business.

“Employee Payments” means all amounts due and payable or which hereafter become due and payable by the Seller to its current or former officers, managers, directors, employees or independent contractors pursuant to any Contract, Employee Benefit Plan or other arrangement in effect prior to or as of the Closing, including amounts payable in connection with (a) any stock appreciation, phantom stock or other equity-based rights, stay or retention bonuses, sale or transaction bonuses, severance or termination pay or change in control or similar compensatory payments, that are triggered in whole or in part prior to, in connection with or as a result of the Transactions, or (b) any ordinary course commission plan or program, in each case, together with the employer portion of payroll and other Taxes incurred in connection with such obligations, in each case, to the extent unpaid as of immediately prior to the Closing, but excluding any amount that may or will become due and payable under the Korean statutory severance plan by the Buyer to the Transferred Employees in accordance with the Employment Transfer Agreements.

“Employment Transfer Agreement” has the meaning set forth in Section 3.03(d).

“Estimated Closing Statement” has the meaning set forth in Section 2.04(b)(i).

“Estimated Working Capital” has the meaning set forth in Section 2.04(b)(i).

“Excluded Assets” has the meaning set forth in Section 2.01(b).

“Excluded Liabilities” has the meaning set forth in Section 2.02(b).

“Final Closing Statement” has the meaning set forth in Section 2.04(c).

“Final Purchase Price” has the meaning set forth in Section 2.04(e).

“Final Working Capital” has the meaning set forth in Section 2.04(c).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Global APA” has the meaning set forth in the Recitals.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs.

“Governmental Authority” means any supranational, transnational, domestic or foreign federal, state, local, provincial, municipal, special purpose, administrative or other governmental or quasi-governmental authority or regulatory body, court, tribunal, arbitrating body (public or private), governmental department, commission, board, self-regulating authority, Taxing Authority, bureau or agency, as well as any other instrumentality or entity designated to act for or on behalf of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, ruling, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Illustrative Calculation” means the illustrative calculation of Closing Working Capital as of June 30, 2024 set forth on Exhibit A.

“Inactive Employee” has the meaning set forth in Section 6.05(a).

“Indebtedness” means at a particular time, without duplication, (a) any Liability for indebtedness for borrowed money or loans, or issued in substitution for or exchange of indebtedness for borrowed money or loans; (b) any Liability evidenced by any note, bond, debenture or other debt security or similar instrument; (c) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, sureties, performance bonds, bankers’ acceptances or similar facilities, whether drawn or undrawn); (d) any Liability guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse); (e) any Liability secured by a Lien on a Person’s assets; (f) any Liability arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (g) all obligations for the deferred purchase price of property or services (including any obligations relating to any earn-out or bonus payments or seller note obligations, but excluding trade payables incurred in the Ordinary Course of Business and included as Current Liabilities in the calculation of the Final Working Capital, as finally determined); (h) all obligations under finance leases as determined in accordance with the Accounting Principles; (i) all unfunded or underfunded obligations of the Seller under the Korean statutory severance plan with respect to the Transferred Employees; and (j) accrued interest to and including the Closing Date in respect of any of the Liabilities described in the foregoing clauses (a) through (i) of this definition and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such Liabilities or a breach of such Liabilities.

“Korea” means the Republic of Korea.

“Law” means all laws (including common law), acts, statutes, rules, regulations, codes, injunctions, rulings, awards, decrees, writs, orders, determinations, conventions, judgments, reporting or license requirements, ordinances and other pronouncements or provisions having the force or effect of law of Korea, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Lease” means all of the Seller’s right, title and interest in a lease, sublease, license, concession or other Contract, pursuant to which the Seller holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in, or otherwise related to, the Transferred Business, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Seller thereunder.

“Leased Real Property” means the real property (or portion thereof) leased, subleased, licensed or sublicensed to the Seller.

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, bailment (in the nature of a pledge or for purposes of security), deed of trust, grant of a power to confess judgment, conditional sales and title retention agreement (including any lease or license in the nature thereof), claim, easement, encroachment, right of way, charge, condition, equitable interest, restriction or encumbrance of any kind.

“Measurement Time” means 12:01 a.m. Korea Time on the Closing Date.

“Objection Notice” has the meaning set forth in Section 2.04(d).

“Omitted Asset” has the meaning set forth in Section 2.07(a).

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operation of the Transferred Business consistent with past custom and practice (including with respect to volume, quality, quantity and frequency).

“Overseas Buyer” has the meaning set forth in the Recitals.

“Overseas Sellers” has the meaning set forth in the Recitals.

“Party” and “Parties” each have the meaning set forth in the preamble above.

“Permitted Liens” means (a) statutory Liens in favor of suppliers of goods arising or incurred in the Ordinary Course of Business for which payment is not yet due or delinquent and provided that lien statements have not been filed, or such Liens otherwise have not been perfected, and that are not resulting from a breach, default or violation by the Seller of any Contract or Law; (b) statutory mechanic’s, carrier’s, workmen’s or repairmen’s Liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable and provided that lien statements have not been filed, or such Liens otherwise have not been perfected, and that are not resulting from a breach, default or violation by the Seller of any Contract or Law; or (c) non-exclusive licenses of Intellectual Property granted to customers in the Ordinary Course of Business.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or other entity.

“Proxy Payment Date” has the meaning set forth in Section 7.05.

“Purchase Price” has the meaning set forth in Section 2.03.

“Purchase Price Adjustment” has the meaning set forth in Section 2.04(f).

“Purchased Assets” means all assets, rights and properties of the Seller, wherever situated, primarily used or held primarily for use in the Transferred Business of every nature, kind and description, whether tangible or intangible, owned, leased or licensed, real, personal or mixed, in each case, except for the Excluded Assets. The Purchased Assets include the following:

(a) all furniture, fixtures, apparatus, machinery, tools, parts, furnishings, equipment, vehicles, leasehold improvements, and other tangible assets, including all artwork, desks, chairs, tables, hardware, copiers, computers, electronic data processing equipment, telephone lines, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies, primarily used in or held for use in the operation of the Transferred Business, including those listed on Schedule 1.01(a);

(b) all Current Assets of the Transferred Business included in the calculation of Final Working Capital, as finally determined;

(c) all Intellectual Property owned by the Seller and used primarily in, intended for use primarily in or held primarily for the benefit of the Transferred Business, including all Intellectual Property listed on Schedule 1.01(b) (the “Purchased Intellectual Property”);

(d) the Business Name;

(e) all Contracts listed on Schedule 1.01(c) (collectively, the “Assumed Contracts”);

(f) all prepayments and prepaid expenses (including royalties) related to the Purchased Assets or the Transferred Business included in the calculation of Final Working Capital, as finally determined, and employee advances (to the extent relating to Transferred Employees);

(g) all claims, demands, deposits, warranties, guarantees, refunds, credits, causes of action, lawsuits, choses in action, rights of recovery, rights of recoupment and rights of set-off (whether or not known or unknown or contingent or non-contingent) (other than those primarily related to the Excluded Assets or Excluded Liabilities) of the Seller with respect to the Purchased Assets or the Transferred Business;

(h) the Transferred Employees’ Records;

(i) all telephone numbers, email addresses and facsimile numbers related solely to the Transferred Business;

(j) all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, art work, letters, budgets, forecasts, ledgers, journals, lists of past, present or prospective customers, supplier lists, reseller lists, distributor lists, regulatory filings, operating data and plans, technical documentation (e.g., design specifications, data, functional requirements, operating instructions, logic manuals, engineering drawings, research and development information and flow charts), user documentation (e.g., installation guides, maintenance manuals, user manuals, training materials, release notes and working papers), marketing documentation (e.g., sales brochures, flyers, pamphlets and web pages), stationary, labels, forms, shipping materials and other similar materials related to the Purchased Assets or the Transferred Business (other than those related to the Excluded Assets or Excluded Liabilities), in each case, whether or not in electronic form, and whether or not physically located on any of the premises of the Seller, but for the avoidance of doubt including only the Transferred Employees’ Records (and no other personnel files of employees of the Seller or its Affiliates that are not Transferred Employees);

(k) all raw materials, supplies, parts, work in process, finished goods and other inventories of the Seller for the conduct of the Transferred Business included in the calculation of Final Working Capital, as finally determined, including those items previously purchased and in transit to the Seller;

(l) all goodwill of the Transferred Business as a going concern or otherwise primarily associated with the Purchased Assets;

(m) all cash accrued, reserved or otherwise held by the Seller with respect to the Transferred Employees in connection with the Korean statutory severance plan; and

(n) all other assets set forth on Schedule 2.01(a)(ii) to the Global APA.

“Purchased Intellectual Property” has the meaning set forth in the definition of “Purchased Assets”.

“Review Period” has the meaning set forth in Section 2.04(d).

“Seller” has the meaning set forth in the preamble above.

“Seller Transaction Expenses” means, without duplication, all of the fees, expenses and other costs incurred by or on behalf of the Seller or any of its Affiliates in anticipation of, in connection with, or otherwise related to, the Transactions, any related or alternative transactions or other contemplated sale or disposition of the Seller or its assets, including (a) any Transfer Taxes payable by the Seller pursuant to Section 7.03, (b) all of the fees, expenses and other costs of legal counsel, investment bankers, brokers, accountants and other representatives and consultants of the Seller and its Affiliates, and (c) fifty percent (50%) of all filing fees payable in connection with any filings or submissions required under any merger control or foreign investment filing or submission made by or on behalf of the Parties in connection with the Transactions (but, for the avoidance of doubt, in no event shall the Seller be responsible for any attorneys’ fees or costs and expenses of other third-party advisors incurred or payable by the Buyer or its Affiliates in connection with any regulatory filings or submissions with Governmental Authorities contemplated hereunder).

“Schedule Supplement” has the meaning set forth in Section 6.04.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models, methodologies, operating systems, firmware, tools, data files, graphics, schematics, interfaces, architecture, data models, scripts, test specifications, test scripts and routines, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Employees” has the meaning set forth in Section 6.05(a).

“Specified Indebtedness” means any Indebtedness of the Seller outstanding as of immediately prior to the Closing with respect to the Transferred Business or the Purchased Assets of the types described in clauses (g) through (j) (but solely to the extent related to Indebtedness of the types described in clauses (g) and (i)) of the definition thereof, in each case, only to the extent such Liabilities and obligations are assumed by the Buyer (pursuant to Assumed Contracts or otherwise as Assumed Liabilities).

“Target Working Capital” means -$813,138.86.

“Tax” means any federal, state, local, or foreign taxes, charges, fees, levies or other similar assessments or Liabilities imposed by any Governmental Authority (including, income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, escheat, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or Liabilities of any kind whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

“Tax Return” means any federal, state, local, foreign or other applicable return, declaration, report, claim for refund, information return or statement or other document (including any amendment thereto and any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax.

“Taxing Authority” means any Governmental Authority having or purporting to have jurisdiction with respect to any Tax.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 7.03.

“Transferred Business” has the meaning set forth in the Recitals.

“Transferred Employee” has the meaning set forth in Section 6.05(a).

“Transferred Employee Payments” means the Employee Payments payable to the Transferred Employees.

“Transferred Employees’ Records” shall mean the following current employment and current personnel information with respect to each Transferred Employee, in each case, to the extent permitted by applicable Law: salary, wage grade, job title, performance documentation, and business and personal mailing addresses and telephone numbers, including as applicable, any employment-related agreements and records of leave or vacation; provided that Transferred Employees’ Records shall not include any medical records.

“VAT” shall mean any value-added tax according to the VAT Law.

“VAT Law” has the meaning set forth in Section 7.05.

Section 1.02 Construction; Interpretation. Section 1.02 of the Global APA shall apply to this Agreement, mutatis mutandis, as if it had been fully set forth herein.

ARTICLE II

BUSINESS TRANSFER; PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.01 Purchase and Sale of Assets.

(a) Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to the Buyer, the Purchased Assets, free and clear of all Liens other than Permitted Liens.

(b) Excluded Assets. Notwithstanding anything herein to the contrary, all assets, properties, rights, titles and interests of the Seller that are not Purchased Assets are expressly excluded from the Transactions (collectively, the “Excluded Assets”) and shall be retained by the Seller at the Closing, including:

(i) all cash and cash equivalents, bank accounts and equity securities of the Seller, other than cash accrued, reserved or otherwise held with respect to the Transferred Employees in connection with the Korean statutory severance plan;

(ii) the Seller’s corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, membership interest transfer books and blank membership interest certificates and other similar documents;

(iii) all documents or other information covered by attorney-client privilege, the attorney-client work product doctrine or other similar protections;

(iv) all claims for and rights to receive Tax refunds relating to the Transferred Business and the Purchased Assets with respect Pre-Closing Tax Periods, and Tax Returns relating to the Transferred Business and the Purchased Assets with respect to Pre-Closing Tax Periods, and any notes, worksheets, files or documents relating solely thereto;

(v) all Contracts that are not Assumed Contracts;

(vi) all Leases related to the Leased Real Property;

(vii) all Intellectual Property of the Seller that is not Purchased Intellectual Property;

(viii) the sponsorship of the Employee Benefit Plans, other than the Korean statutory severance plan;

(ix) all insurance policies of the Seller and all rights to applicable claims and proceeds thereunder;

(x) the rights which accrue or will accrue to the Seller under this Agreement and the other Transaction Documents;

(xi) all accounts receivable of the Seller that are not included in the calculation of Final Working Capital, as finally determined; and

(xii) the assets, properties and rights specifically set forth on Schedule 2.01(b).

Section 2.02 Assumed Liabilities; Excluded Liabilities.

(a) Assumed Liabilities. Subject to the terms and conditions set forth herein, at the Closing, the Buyer shall assume and agree to pay, perform and discharge when due any and all Liabilities and obligations arising out of or relating to the Buyer’s or its Affiliates’ ownership or operation of the Transferred Business and/or the Purchased Assets after the Closing, other than, and expressly excluding, the Excluded Liabilities (collectively, the “Assumed Liabilities”), in each case, except to the extent the Buyer or the Overseas Buyer is otherwise entitled to indemnification therefor pursuant to Section 10.02 of the Global APA. Except to the extent the Buyer or the Overseas Buyer is otherwise entitled to indemnification therefor pursuant to Section 10.02 of the Global APA, the Assumed Liabilities include the following:

(i) all liabilities and obligations arising under the Assumed Contracts (other than as contemplated by Section 2.02(a)(ii)), but only to the extent such obligations (A) relate to facts, events or circumstances first arising after the Closing Date, (B) do not arise from or relate to any breach by the Seller of any such Assumed Contract, and (C) do not arise from any violation of Law, breach of warranty, tort or infringement occurring on or prior to the Closing Date;

(ii) all executory obligations under the Assumed Contracts relating to maintenance and support of Business products sold or licensed in the Ordinary Course of Business prior to the Closing, but only to the extent such obligations (A) do not arise from or relate to any breach by the Seller and/or its Affiliates of any such Assumed Contract, and (B) do not arise from any violation of Law, breach of warranty, tort or infringement occurring on or prior to the Closing Date;

(iii) (A) any Taxes (other than Prorated Taxes and Transfer Taxes) with respect to the ownership, operation, possession or use of the Transferred Business, the Purchased Assets or the Assumed Liabilities, in each case, solely for any Post-Closing Tax Period, including any Taxes of any Person imposed on or payable as a transferee or successor, by Contract or pursuant to any Law or otherwise, in respect of the Transferred Business, the Purchased Assets or the Assumed Liabilities, which Taxes relate to an event or transaction occurring on or after the Closing Date; (B) any Prorated Taxes for the portion of any Straddle Period beginning on the Closing Date (determined in accordance with Section 7.04); and (C) any Transfer Taxes that are the responsibility of the Buyer pursuant to Section 7.03;

(iv) except as specifically provided herein (including with respect to any Employee Payments, which are the responsibility of the Seller), all liabilities and obligations of the Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee to the extent arising after the Closing in connection with such Transferred Employee’s employment by the Buyer or its Affiliates;

(v) all other liabilities and obligations to the extent arising out of or resulting from the Buyer’s ownership or operation of the Transferred Business and the Purchased Assets after the Closing;

(vi) all unpaid trade accounts payable, accruals and deferred revenue of the Seller to third parties in connection with the Transferred Business as of the Closing Date, in each case, to the extent included as Current Liabilities in the calculation of Final Working Capital, as finally determined;

(vii) any Liabilities or obligations of the Buyer or its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the Transactions, including the Buyer Transaction Expenses;

(viii) all liabilities and obligations under the Korean statutory severance plan with respect to the Transferred Employees; and

(ix) all Liabilities and obligations set forth on Schedule 2.02(a).

(b) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities or obligations of the Seller or its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities include the following:

(i) any Liabilities or obligations arising out of or relating to the Seller’s or its Affiliates’ ownership and operation of the Transferred Business and/or the Purchased Assets prior to the Closing;

(ii) any Liabilities or obligations relating to or arising out of the Excluded Assets (including all Liabilities and obligations related to products, services and business lines related to haptic devices);

(iii) (A) any Taxes (other than Prorated Taxes and Transfer Taxes) with respect to the ownership, operation, possession or use of the Transferred Business, the Purchased Assets or the Assumed Liabilities, in each case, for any Pre-Closing Tax Period, including any Taxes of any Person imposed on or payable as a transferee or successor, by Contract or pursuant to any Law or otherwise, in respect of the Transferred Business, the Purchased Assets or the Assumed Liabilities, which Taxes relate to an event or transaction occurring before the Closing Date; (B) any Prorated Taxes for the portion of any Straddle Period prior to the Closing Date (determined in accordance with Section 7.04); and (C) any Transfer Taxes that are the responsibility of the Seller pursuant to Section 7.03;

(iv) the Indebtedness of the Seller and its Affiliates (other than the Specified Indebtedness) and the Employee Payments;

(v) any past-due royalties or other amounts that are payable pursuant to the terms of an Assumed Contract which relate to pre-Closing periods;

(vi) any liabilities or obligations of the Seller and its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the Transactions, including the Seller Transaction Expenses;

(vii) any claim, demand or Action by a third party related to fraud, fraudulent inducement or intentional misrepresentation, or any allegations thereof, involving the Transferred Business, the Purchased Assets or the Transactions, and related to facts, events or circumstances arising or occurring prior to the Closing; and

(viii) all Liabilities and obligations set forth on Schedule 2.02(b).

Section 2.03 Purchase Price. Subject to the terms and conditions set forth herein, the aggregate consideration for the Purchased Assets payable by the Buyer to the Seller shall be equal to $41,000,000 (subject to adjustment at and after the Closing pursuant to Section 2.04, the “Purchase Price”), which shall be paid at the Closing in accordance with Section 3.04(a).

Section 2.04 Purchase Price Adjustments.

(a) Closing Purchase Price Adjustment. At the Closing, the Purchase Price shall be (i) either (A) increased by the amount, if any, by which the Estimated Working Capital (as determined in accordance with Section 2.04(b)) is greater than the Target Working Capital (such amount being the “Closing Working Capital Excess”), or (B) decreased by the amount, if any, by which the Estimated Working Capital (as determined in accordance with Section 2.04(b)) is less than the Target Working Capital (such amount being the “Closing Working Capital Shortfall”), and, for the sake of clarity, no adjustment if the Estimated Working Capital equals the Target Working Capital; and (ii) decreased by the outstanding Specified Indebtedness set forth on the Estimated Closing Statement (as adjusted, the “Closing Purchase Price”).

(b) Estimated Closing Statement.

(i) No later than three (3) Business Days prior to the Closing, the Seller shall prepare and deliver to the Buyer a statement (the “Estimated Closing Statement”) setting forth the Seller’s good faith estimate of (A) Closing Working Capital determined in accordance with the Accounting Principles (the “Estimated Working Capital”), and the resulting Closing Working Capital Excess or Closing Working Capital Shortfall (if any), (B) the Specified Indebtedness, and (C) based on the foregoing, the Closing Purchase Price.

(ii) The Buyer shall be entitled to review, comment on, and request reasonable changes to the Estimated Closing Statement, and the Seller shall provide the Buyer and its representatives with reasonable access, at reasonable times following prior notice, to (A) the records and work papers relating to the calculation of the Estimated Closing Statement, and (B) the personnel and representatives of the Seller involved in the preparation of the Estimated Closing Statement; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Seller. The Seller shall consider the Buyer’s proposed changes in good faith. If the Buyer and the Seller are unable to reach agreement on any proposed changes, the Parties shall proceed to Closing and accept the Estimated Closing Statement and the components thereof as proposed by the Seller solely for purposes of the payments to be made at Closing, which acceptance shall not limit or otherwise affect the Buyer’s remedies under this Agreement or otherwise or constitute an acknowledgment or acceptance by the Buyer of the accuracy of the Estimated Closing Statement.

(c) Post-Closing Purchase Price Adjustment. Within one hundred and twenty (120) days following the Closing Date, the Buyer shall prepare and deliver to the Seller a statement (the “Final Closing Statement”) setting forth its good faith calculation of Closing Working Capital determined in accordance with the Accounting Principles (the “Final Working Capital”), and the resulting Closing Working Capital Excess or Closing Working Capital Shortfall (if any).

(d) Review of Final Closing Statement; Objection. The Seller shall have sixty (60) days (the “Review Period”) from the date of receipt of the Final Closing Statement to review the Final Closing Statement. During the Review Period, upon the reasonable request of the Seller, the Buyer shall provide the Seller and its representatives with reasonable access, at reasonable times following prior notice, to (i) the records and work papers relating to the calculation of the Final Closing Statement and (ii) personnel and representatives of the Buyer involved in the preparation of the Final Closing Statement; provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Buyer or its Affiliates and provided, further, that the Buyer shall not be required to provide such access if the information requested is not in the Buyer’s possession or the Buyer cannot provide such access without either (A) violating the terms of any Contracts to which any of the Buyer or its Affiliates is a party or (B) jeopardizing any attorney-client privilege to which the Buyer or its Affiliates are entitled. If the Seller disagrees with the Buyer’s Final Closing Statement, then the Seller shall deliver written notice (an “Objection Notice”) of such disagreement to the Buyer on or before the end of the Review Period. If the Seller fails to deliver the Objection Notice within the Review Period, at the Buyer’s sole election and discretion, the Seller shall be deemed to have accepted the Final Closing Statement (and the calculation of Final Working Capital therein) as final. The Objection Notice, if any, shall include the Seller’s specific objections to each line item on the Final Closing Statement that is disputed, proposed revisions and the basis therefor, in each case, in reasonable detail and with all applicable calculations along with any relevant supporting documents or data. If the Seller delivered an Objection Notice to the Buyer, then the Buyer and the Seller will endeavor to resolve any disagreements noted in the Objection Notice in good faith as soon as practicable after the delivery of such notice, but if they do not obtain a final resolution within thirty (30) days after the Buyer has received the Objection Notice, then either the Buyer or the Seller may thereafter commence the process to jointly retain the Firm and each Party must proceed with the Dispute Resolution Procedure in accordance with the terms of this Agreement and the Global APA, as applicable. If the Seller timely provides an Objection Notice to the Buyer, then all items set forth in the Final Closing Statement with respect to the calculation of the Final Working Capital, other than the disputed items expressly set forth in the Objection Notice, shall be final and binding; provided, that the Buyer shall be entitled to identify additional items as in dispute, to the extent corresponding to the disputed items set forth in the Objection Notice.

(e) Final and Binding Determination. The Final Working Capital as finally agreed to (or deemed to be agreed to) by the Buyer and the Seller or as finally determined by the Firm (absent manifest typographical or computational error readily apparent from the face of the Firm’s written report or fraud) pursuant to this Section 2.04, as applicable, shall be conclusive and binding on the Parties. The Closing Purchase Price shall, if necessary, be further adjusted such that the Closing Purchase Price would equal the amount that it would have been adjusted to under Section 2.04(a) if the Final Working Capital had been substituted for the Estimated Working Capital at Closing (as adjusted, the “Final Purchase Price” for all purposes herein).

(f) Payment. Any payment owed pursuant to this Section 2.04(f) (such payment, the “Purchase Price Adjustment”) will be paid within five (5) Business Days after the Final Purchase Price is determined pursuant to this Section 2.04, in accordance with this Section 2.04(f).

(i) If the Final Purchase Price exceeds the Closing Purchase Price, then the Buyer shall pay to the Seller an amount equal to such excess by wire transfer of immediately available funds.

(ii) If the Final Purchase Price is less than the Closing Purchase Price, then the Seller shall pay to the Buyer an amount equal to such deficit by wire transfer of immediately available funds.

(iii) Any payments made pursuant to this Section 2.04(f) shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by the Parties on their respective Tax Returns and in any communications with any Taxing Authorities, unless otherwise required by applicable Law.

Section 2.05 Allocation of the Purchase Price. The Parties agree that Section 2.05(b) of the Global APA shall apply to this Agreement, mutatis mutandis, as if it had been fully set forth herein.

Section 2.06 Non-Assignable Contracts. Notwithstanding anything to the contrary herein, to the extent that the assignment hereunder of any Assumed Contract is not permitted or is not permitted without the Consent of any other party to such Assumed Contract, then unless waived by the Buyer in writing, neither this Agreement nor any other Transaction Document(s) shall be deemed to constitute an assignment of any such Assumed Contract if such Consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and the Buyer shall not assume any Liabilities under any such Assumed Contract; provided, however, that to the extent any such Consent that is not obtained is not a Required Consent, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Without in any way limiting the Seller’s obligation to obtain all Consents necessary for the sale, transfer, assignment and delivery of the Assumed Contracts to the Buyer hereunder, if any such Consent is not obtained or if such assignment is not permitted irrespective of Consent and if the Closing shall occur (including, with respect to any Required Consents which are not obtained, as a result of the Buyer waiving in writing any Required Consent being received as a condition to Closing), the Seller shall use best efforts to (a) continue for a period of six (6) months after the Closing, to, at the Seller’s expense with respect to any Required Consents or at the Buyer’s expense with respect to any Consents that are not Required Consents, obtain any such Consents as promptly as possible following the Closing; (b) enter into any reasonable and lawful arrangements (including through subcontracting or sublicensing such Assumed Contract, in whole or in part) to provide the Buyer or its designated Affiliate with the economic and operational equivalent of the transfer of such Assumed Contract as of the Closing to the extent permitted by the terms of the applicable Contracts, including by paying over or transferring to the Buyer or its designated Affiliate any revenue that is generated or derived under any such Assumed Contract as a result of or in connection with the Buyer’s and its Affiliates’ operation of the Transferred Business, and/or direct or indirect performance under such Assumed Contract, following the Closing; and (c) enforce or exercise, at the written request and expense of the Buyer, and for the account of the Buyer, any rights, benefits or interests of the Seller arising under any such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the written request of the Buyer). Once such Consent is obtained, the Seller shall assign, transfer, convey and deliver to the Buyer or its designated Affiliate the relevant Assumed Contract to which such Consent relates for no additional consideration. Applicable Transfer Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 7.03.

Section 2.07 Wrong Pocket Assets; Omitted Assets.

(a) If at any time or from time to time after the Closing Date, (i) the Seller shall (A) receive, remain vested in or otherwise possess or retain any Purchased Asset (including any accounts receivable that are Purchased Assets or any payment in respect of any Purchased Asset), or (B) receive or collect any funds payable in respect of the Buyer’s operation of the Transferred Business following the Closing Date, then in each case, the Seller shall promptly notify the Buyer in writing and transfer, or cause to be transferred, such Purchased Asset or other funds to the Buyer or its designated Affiliate for no additional consideration, or (ii) the Buyer reasonably identifies any asset, property or right that is an Excluded Asset retained by the Seller but which is required to operate the Transferred Business in the Ordinary Course of Business in the same manner as the Transferred Business operated prior to the Closing (an “Omitted Asset”) and the Seller agrees (which agreement will not be unreasonably withheld, conditioned or delayed) that such Omitted Assets will be considered a Purchased Asset under this Agreement, then the Buyer and the Seller shall reasonably cooperate in good faith and work together to cause such Omitted Asset to be transferred or otherwise assigned to the Buyer or its designated Affiliate, or to otherwise provide to the Buyer or its designated Affiliate the benefits of the applicable Omitted Asset as necessary to operate the Transferred Business, at no additional cost or expense to the Buyer or its Affiliates. Prior to any such transfer, the Seller receiving or possessing such Purchased Asset, Omitted Asset or other funds shall hold such asset in trust for the Buyer or its Affiliate.

(b) If at any time or from time to time after the Closing Date, the Buyer shall receive, become vested in, or otherwise possess any Excluded Asset, the Buyer shall promptly transfer, or cause to be transferred, such Excluded Asset to the Seller for no additional consideration. Prior to any such transfer, the Buyer or its applicable Affiliate receiving or possessing such Excluded Asset shall hold such asset in trust for the Seller or its Affiliate.

ARTICLE III

CLOSING AND CLOSING DELIVERIES

Section 3.01 Closing. The closing of the Transactions contemplated by this Agreement (the “Closing”) shall be consummated on the Closing Date concurrently with the Closing (as such term is defined in the Global APA) pursuant to the Global APA.

Section 3.02 Deliveries to be Made Prior to the Closing Date. At least three (3) Business Days prior to the Closing Date, the Seller shall deliver (or cause to be delivered) to the Buyer the following:

(a) the Seller’s bank account information and wire instructions for payment of the Purchase Price; and

(b) the Estimated Closing Statement.

Section 3.03 Closing Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:

(a) an assignment and assumption agreement, substantially in the form of Exhibit B attached hereto (the “IP Assignment Agreement”), duly executed by the Seller, transferring the ownership of the Purchased Intellectual Property to the Buyer;

(b) such documents as are required to transfer title to the Purchased Intellectual Property to the Buyer or its Affiliate (as designated by the Buyer in writing prior to the Closing) in all applicable jurisdictions, including any necessary powers of attorney and assignment agreements, in each case, duly executed by the Seller, as applicable, and a certificate of corporate seal impression of the Seller from the applicable local Governmental Authority;

(c) such documents as are required to convey title to the Purchased Assets to the Buyer or its Affiliate (as designated by the Buyer in writing prior to the Closing) in all applicable jurisdictions, including any registrable property included in the Purchased Assets, if any, duly executed by the Seller, as applicable;

(d) all of the employment transfer agreements, substantially in the form of Exhibit C attached hereto (the “Employment Transfer Agreement”), duly executed by the Seller and the Specified Employees, pursuant to which the employment of the Specified Employees are transferred to the Buyer after the Closing;

(e) a certified copy of the articles of incorporation of the Seller and the commercial registry extracts with respect to the Seller issued by the court registry office of the Seller’s jurisdiction of organization, dated as of a date not more than ten (10) Business Days prior to the Closing Date; and

(f) such other documents and certificates as the Buyer may reasonably request.

Section 3.04 Closing Deliveries by the Buyer. At the Closing, the Buyer shall deliver, or cause to be delivered, the following:

(a) the Closing Purchase Price to the Seller by wire transfer of immediately available funds to the accounts designated in accordance with Section 3.02(a);

(b) IP Assignment Agreement, duly executed by the Buyer;

(c) such documents as are required to transfer title to the Purchased Intellectual Property to the Buyer or its Affiliate (as designated by the Buyer in writing prior to the Closing) in all applicable jurisdictions, including any necessary powers of attorney and assignment agreements, in each case, duly executed by the Buyer or such Affiliate, as applicable;

(d) such documents as are required to convey title to the Purchased Assets to the Buyer or its Affiliate (as designated by the Buyer in writing prior to the Closing) in all applicable jurisdictions, including any registrable property included in the Purchased Assets, if any, duly executed by the Buyer or such Affiliate, as applicable;

(e) the Employment Transfer Agreements, duly executed by the Buyer;

(f) a copy of the approval issued by the Korea Fair Trade Commission of the business combination report regarding the Transactions, as provided in Section 6.03(b);

(g) a certified copy of the articles of organization of the Buyer and the commercial registry extracts with respect to the Buyer issued by the court registry office of the Buyer’s jurisdiction of organization, dated as of a date not more than ten (10) Business Days prior to the Closing Date; and

(h) such other documents and certificates as the Seller may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules, the Seller hereby represents and warrants as of the Effective Date and as of the Closing Date to the Buyer as follows:

Section 4.01 Organization of Seller. The Seller is duly formed, validly existing and in good standing under the Laws of Korea. The Seller is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in every jurisdiction in which the operation of the Transferred Business or the ownership of the Purchased Assets requires it to be so qualified, licensed, admitted or in good standing, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. The Seller has all necessary power and authority to own, operate and lease the Purchased Assets and to carry on the Transferred Business as currently conducted by it.

Section 4.02 Authorization of Transactions by Seller. The Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which the Seller is or, at the Closing, will be a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of the Transaction Documents by the Seller has been duly authorized and approved by all necessary action and does not require any further authorization or consent of the Seller. This Agreement has been, and at the Closing the Transaction Documents to be executed and delivered by the Seller will have been, duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute or will constitute, as the case may be, the legal, valid and binding obligations of the Seller, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

Section 4.03 No Conflicts; Consents. Except (x) as set forth on Schedule 4.03, (y) for the Required Consents, or (z) as to which the failure to give or obtain would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Seller, the Transactions, the Purchased

Assets or the Transferred Business, no Consent, approval, Permit, Governmental Order or authorization of, or filing with, any Governmental Authority or other Person is required to be obtained or made by or on behalf of the Seller, or with respect to the Transferred Business in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions. Assuming the Required Consents are obtained, neither the execution and delivery by the Seller of the Transaction Documents, nor the consummation of the Transactions, do or will: (a) result in a violation or breach of any provisions of the Seller’s Governing Documents; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Seller, the Transferred Business or the Purchased Assets; or (c) except as set forth on Schedule 4.03, require any Consent, notice or other action by any Person under, conflict with, result in a breach or default of, or give rise to any right of any counterparty thereto to terminate, cancel, modify or accelerate, any Material Contract; except in the cases of clauses (b) and (c), where the violation or breach would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Seller, the Transferred Business, the Purchased Assets or the consummation of the Transactions.

Section 4.04 Tax Matters. To the extent applicable to the Seller, the Transferred Business and the Transaction, the Seller hereby repeats Section 4.12 of the Global APA, mutatis mutandis, as if it had been fully set forth herein.

Section 4.05 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES), AND IN THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE GLOBAL APA), NEITHER THE SELLER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, OF ANY KIND, OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND THE SELLER HEREBY EXPRESSLY DISCLAIMS ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants as of the Effective Date and as of the Closing Date to the Seller as follows:

Section 5.01 Organization of Buyer. The Buyer is a limited liability company (yuhan hoesa in Korean) duly formed, validly existing and in good standing under the Laws of Korea.

Section 5.02 Authorization of Transactions by Buyer. The Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which the Buyer is or, at the Closing, will be a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of the Transaction Documents by the Buyer has been duly authorized and approved by all necessary action and does not require any further authorization or consent of the Buyer. This Agreement has been, and at the Closing the other Transaction Documents to be executed and delivered by the Buyer at the Closing will have been, duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute or will constitute, as applicable, the legal, valid and binding obligations of the Buyer, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

Section 5.03 No Conflicts; Consents. Except for the Required Consents, no consent, approval, license, Permit, Governmental Order or authorization of, or filing with, any Governmental Authority or other Person is required to be obtained or made by or on behalf of the Buyer in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions, in each case, except as would not reasonably be expected to be material to the Buyer’s ability to consummate the Transactions. Assuming the Required Consents are obtained, the execution and delivery by the Buyer of the Transaction Documents, and the consummation of the Transactions, do not and will not: (a) result in a violation or breach of any provisions of the Buyer’s Governing Documents; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer; and (c) require the consent, notice or other action by any Person under, conflict with, or result in a breach of, any Contract to which the Buyer is a party; except in the cases of clauses (b) and (c), where the violation or breach, or failure to obtain consent, give notice or obtain such other action, would not reasonably be expected to be material to the business or financial conditions of the Buyer taken as a whole or the Buyer’s ability to consummate the Transactions.

ARTICLE VI

CERTAIN COVENANTS

Section 6.01 Conduct of Business Prior to Closing. From the Effective Date until the Closing, except as otherwise expressly provided in this Agreement or consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall (a) conduct the Transferred Business in the Ordinary Course of Business and in compliance with all applicable Laws, Contracts and Permits; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve intact the rights, franchises, goodwill and relationships of its officers, employees, customers, resellers, distributors, suppliers and others Persons having relationships with the Transferred Business. From the Effective Date until the Closing Date, except as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not take any action that would cause any of the changes, events or conditions described in Section 4.07 of the Global APA, mutatis mutandis, to occur. Nothing contained in this Section 6.01 or Section 4.07 of the Global APA shall be construed to give the Buyer, directly or indirectly, rights to control or direct the operations, strategic decisions or day-to-day management of the Transferred Business prior to the Closing except as strictly necessary to preserve the full value of the Transferred Business.

Section 6.02 Access. From the Effective Date until the earlier of the Closing or the termination of this Agreement pursuant to Section 11.01, subject to suitable protections to ensure compliance with all applicable antitrust and competition Laws, the Buyer or, in the Seller’s discretion where necessary to comply with such applicable antitrust and competition Laws, the Buyer’s external legal counsel on an external counsel only basis, shall (a) have access upon reasonable advance written notice, during normal business hours, to the offices, employees (including for the purpose of hiring interviews), officers, representatives, and other personnel, properties, Purchased Assets, books and records of the Transferred Business and the Seller that the Buyer may reasonably request, (b) be furnished by the Seller with true, correct and complete copies of such additional financial and operating data and other information relating to the Transferred Business or the Purchased Assets that is regularly prepared or received by the Seller, including any performance reports for the Transferred Business, in each case to the extent in the possession of or reasonably available to the Seller, but without any representation or warranty by the Seller and without recourse to the Seller, and (c) be furnished by the Seller reasonable access to the employees of the Transferred Business and any information reasonably required for filing or obtaining any Required Consents. The Buyer’s access under this Section 6.02 shall be exercised in a manner as to not unreasonably interfere with the Transferred Business or any other businesses of the Seller. Without limiting the foregoing, (i) the Seller shall have the right to cause any of its employees, agents or representatives to accompany the Buyer during the course of any such access on the premises of any Leased Real Property, (ii) the Buyer shall observe and comply with any safety, security and other rules and regulations imposed by the owners, lessors or licensors of the respective facilities, or which are reasonably imposed by the Seller, while on the premises of any Leased Real Property, (iii) notwithstanding any of the other terms of this Section 6.02, access to any Leased Real Property shall be subject to (and may be prohibited by) all of the terms of the applicable leases and the Permitted Liens applicable to such Leased Real Property, and (iv) all access, inspections and other activities of the Buyer shall be performed at the Buyer’s sole cost and expense, in a good and workmanlike manner, lien-free, and in compliance with all applicable laws, rules and regulations.

Section 6.03 Cooperation; Consents.

(a) From the Effective Date until the Closing, or the earlier termination of this Agreement in accordance with its terms, the Buyer and the Seller shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or to cause to be taken, such actions as are necessary, proper or advisable, to expeditiously satisfy the closing conditions set forth or referred to in ARTICLE VIII and ARTICLE IX, to consummate and make effective the Transactions as promptly as practicable in accordance with the terms of this Agreement and to fulfill their respective obligations under this Agreement, including using commercially reasonable efforts with respect to (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from any Governmental Authority, (ii) the defending of any Actions, whether judicial or administrative, brought challenging this Agreement or the consummation of the Transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments reasonably necessary, and in form and substance reasonably satisfactory, to consummate the Transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Section 6.03 shall require, or be construed to require, the Buyer, the Seller or any of their respective Affiliates to agree to (x) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, before or after the Closing Date, the Transferred Business or any assets, businesses or interests of such Party or any of its Affiliates; or (y) any conditions relating to, or changes or restrictions in, the operations of the Transferred Business.

(b) As soon as practicable after the execution of this Agreement, the Seller shall make appropriate requests and shall use best efforts to obtain as expeditiously as possible any third party Required Consents required under any Assumed Contracts, provided, however, that unless otherwise agreed to by the Seller in writing (including pursuant to any written arrangements entered into by the Seller or its Affiliates or by which they are otherwise bound or subject, whether prior to or after the Effective Date), the Seller shall not be obligated to pay any consideration therefore to any third party from whom consent or approval is requested (for the avoidance of doubt, any amounts constituting an Excluded Liability under Section 2.02(b)(v) shall remain the Seller’s responsibility separate and apart from any Required Consents), and the Buyer shall reasonably cooperate with the Seller with respect thereto and in furtherance thereof. The Seller and the Buyer shall cooperate in connection with the preparation of the form of Required Consent and shall keep each other reasonably informed as to the status of obtaining any such Required Consents. In particular, the Seller agrees to cooperate with the Buyer, upon its reasonable request, to the extent legally possible, in providing the Buyer, its external legal counsel and any Governmental Authority, as soon as practicable, with any necessary information and reliable and accurate documents required for the purpose of making any submissions, notifications and filings to any Governmental Authority. The Parties shall as promptly as practicable effect all other necessary filings to obtain all other Consents of Governmental Authorities required to be obtained prior to the Closing Date and supply as promptly as practicable any additional information and documentary material that may be requested in connection with such Consents of Governmental Authorities. For the avoidance of doubt, all such filings that are the sole responsibility of the Buyer shall be effected by the Buyer.

(c) Without limiting the generality of the Buyer’s undertakings pursuant to this Section 6.03, and subject to Section 6.03(a), the Buyer agrees to use its commercially reasonable efforts to take the necessary steps, in the Buyer’s good faith determination, to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority so as to enable the Parties to close the Transactions as promptly as possible prior to the Termination Date.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the Transactions (but, for the avoidance of doubt, not including any interactions between the Seller or the Buyer with Governmental Authorities in the Ordinary Course of Business unrelated to the Transactions, any disclosure which is not permitted by Law or any disclosure containing commercially sensitive information, the latter of which shall in any event be provided on an external counsel only basis) shall, to the extent permitted by applicable Law, be disclosed to the other Party hereunder reasonably in advance of any filing, submission or attendance, in English translation as necessary, it being the intent that the Parties will reasonably consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Each Party shall, to the extent permitted by applicable Law, give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being reasonably sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact, to the extent practicable and permitted by applicable Law. The Seller and the Buyer shall, to the extent permitted by applicable Law, promptly furnish the other with copies of notices or other communications (or, in the case of material oral communications, advise the other of such communications) between the Seller or the Buyer and their counsel, as the case may be, and any Governmental Authority with respect to the Transactions, in English translation as necessary and on an external counsel only basis as necessary.

(e) Neither the Seller nor the Buyer shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions, in each case with respect to any Required Consent of any Governmental Authority, unless the other Party has given its prior written consent to such extension or delay, such consent not to be unreasonably conditioned, withheld or delayed.

(f) The Buyer represents and warrants that, from the Effective Date until the Closing or the earlier termination of this Agreement in accordance with its terms, it shall not make or undertake to make any acquisition of the business or equity securities of any third party that could reasonably be expected to materially prevent or delay the satisfaction of the conditions to closing with respect to the receipt of Required Consents from Governmental Authorities under any antitrust, competition or trade regulation Law.

(g) Promptly upon any Party first becoming aware that any Consent of a Governmental Authority has been obtained or has become unobtainable, such Party shall notify the other Parties of that fact.

Section 6.04 Supplement to Disclosure Schedules. From time to time prior to the Closing, the Seller shall have the right (but not the obligation) to supplement or amend (each, a “Schedule Supplement”) Schedule 4.03 and Schedule 4.04 of the Disclosure Schedules to disclose any factual matter hereafter arising or of which the Seller becomes aware after the Effective Date, except to the extent such Schedule Supplement would change or otherwise affect the Transaction Perimeter. Any disclosure in any Schedule

Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in the Global APA or determining whether or not the conditions set forth in Section 8.01 of the Global APA have been satisfied; provided, however, that if the Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter. To the extent the Seller receives written or other notice related to a Material Contract from and after the Effective Date that the counterparty to such Contract intends to (a) cease to contract with the Transferred Business (including by non-renewal), (b) substantially reduce its business with the Transferred Business, or (c) materially modify, change or alter the terms of its relationship with the Transferred Business, the Seller shall provide prompt written notice to the Buyer.

Section 6.05 Employee and Related Matters.

(a) Prior to the Closing, the Seller and the Buyer shall carry out the mandatory labor consultation procedure, advising each Business Employee listed on Schedule 6.05(a) that his or her employment with the Seller will be transferred to the Buyer as of the Closing, and use commercially reasonable efforts to obtain consents from each Business Employee by way of executing the Employment Transfer Agreement with each Business Employee (such employee consenting to the transfer of their employment relationship to the Buyer and the terms of the Employment Transfer Agreement, the “Specified Employees”). Each Specified Employee who accepts the Buyer’s offer of employment and actually commences employment with the Buyer shall be referred to as a “Transferred Employee.” The Buyer shall grant each Transferred Employee credit for past service with the Seller for purposes of participation in and vesting with respect to any employee, retirement, pension, profit sharing, bonus, incentive, deferred compensation, medical, vacation, sick or statutory leave or other employee benefit plan of the Buyer in which such employee may be eligible to participate as described in the Employment Transfer Agreements. For the avoidance of doubt, each Specified Employee who is receiving short-term or long-term disability or workers’ compensation benefits or on an approved leave of absence as of the Closing Date (each as set forth on Schedule 6.05(a) as of the Effective Date, an “Inactive Employee”) will be transferred to the Buyer in accordance with the relevant Employment Transfer Agreement. The Buyer shall be responsible for the provision of the aforementioned benefits and compensation to any Inactive Employee from and after the Closing Date. The list of Specified Employees may be updated by mutual written agreement of the Seller and the Buyer from time to time prior to the Closing to include any additional employees of the Seller related to the Transferred Business who the Buyer agrees to offer employment, and to remove any Specified Employees who cease to be employed by the Seller following the Effective Date, and in such event, the Seller shall promptly deliver to the Buyer an updated, true and correct Schedule 6.05(a).

(b) The Seller shall, on the Closing Date, pay over or otherwise transfer to the Buyer, as a Purchased Asset, an amount in cash equal to the statutory severance pay accrued, reserved or otherwise held by the Seller for each Transferred Employee’s service period through the Closing Date. The Seller hereby acknowledges and confirms that such amount to be paid to the Buyer on the Closing Date will be equivalent to the full amount of the statutory severance pay that has accrued for each Transferred Employee’s period of continuous employment with the Seller.

(c) The Seller and the Buyer intend for the sale and purchase of the Transferred Business, including the Purchased Assets, to be a comprehensive business transfer for all purposes under Korean Law, including Tax Laws, in relation to any Transferred Employee located in Korea except to the extent provided in the Employment Transfer Agreement executed by the relevant Specified Employee.

(d) The Seller shall use its reasonable best efforts to ensure that any Specified Employee who is a foreign national who requires a visa in order to work for the Seller in his or her current position may continue to work in such position as a Transferred Employee on the Closing Date.

(e) Prior to the Closing, the Seller shall fully and timely satisfy any notice, information, consultation or bargaining obligations owed to its employees or its representatives with respect to the Transactions under applicable Law, any collective bargaining agreement, any Contract with any labor union, organization or association or other agreement with an employee representative body. The Buyer shall reasonably cooperate with respect to the foregoing.

(f) Except as provided in Section 12.01, nothing herein (whether express or implied) shall be deemed or construed to create or confer any claim, right or remedy whatsoever, including any third-party beneficiary rights, in any Person other than the Parties. Nothing herein shall (i) create or confer any right to employment or service or continued employment or service with the Buyer or any of its Affiliates, or any particular term or condition of employment or service; (ii) limit the rights of the Buyer or any of its Affiliates from (A) terminating the employment or service of any Person at any time for any or no reason or (B) establishing, amending, modifying or terminating any benefit or compensation plan, policy, program, Contract, agreement or arrangement at any time assumed, sponsored or maintained by any of them; or (iii) be construed as establishing, terminating, modifying or amending, any Employee Benefit Plan.

Section 6.06 Confidentiality. The Buyer and the Seller acknowledge and agree that the Confidentiality Agreement remains in full force and effect and, in addition, each covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to such Party pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the first two sentences of this Section 6.06 shall nonetheless continue in full force and effect pursuant to the terms of the Confidentiality Agreement. From and after the Closing Date, the Seller agrees to: (a) treat and hold as confidential (and not use or disclose or provide access to any Person to) all information in any form or medium whatsoever consisting of or relating to trade secrets (as defined under applicable Law), Software or other Intellectual Property included in the Purchased Assets, customers, suppliers, vendors, resellers, distributors, employees, processes, price, pricing and marketing plans, policies and strategies, operations methods, business acquisition plans, new personnel acquisition plans, financial records and all other confidential, proprietary, non-public or other information relating to or concerning the Transferred Business or any of the Purchased Assets; (b) in the event that any such Person becomes compelled by applicable Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange) to disclose any such information, provide the Buyer with prompt written notice of such requirement so that the Buyer may seek a protective order or other remedy or waive compliance with this Section 6.06; and (c) in the event that such protective order or other remedy is not obtained, or the Buyer waives compliance with this Section 6.06, furnish only that portion of such confidential information which is so required to be provided and exercise their reasonable best efforts to obtain assurances that confidential treatment will be accorded such information.

Section 6.07 Public Announcements. No Party shall publish, issue or make any press release or other public announcement (including in any trade journal or other publication) concerning this Agreement or the Transactions without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed); provided, however, that nothing in this Agreement shall prevent any Party from (a) making, after prior notification to the other Party to the extent legally permissible and giving the other Party an opportunity to comment on such release or announcement, (i) any announcement or publication required by applicable Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), or (ii) any filings or disclosures that are necessary pursuant to Laws applicable to the Buyer (or its Affiliates) or the Seller (or its Affiliates), as the case may be, as publicly traded companies and under applicable stock market rules, based on the advice of legal counsel, in connection with the execution and delivery of this Agreement or the consummation of the Transactions; (b) making any announcement or publication that does not disclose any information not previously disclosed publicly by any Party in accordance with this Section 6.07; or (c) disclosing such terms to their respective employees, accountants, advisors and other representatives or their respective present or prospective financing sources as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by Contract or other obligation to keep the terms of this Agreement confidential on terms substantially similar to those set forth in this Agreement that are applicable to the disclosing Party hereunder).

Section 6.08 Payments to Transferred Employees. Following the Closing, except as expressly provided in the Employment Transfer Agreement to which the relevant Transferred Employee is a party, the Seller shall pay, or cause to be paid: (a) the Transferred Employee Payments as and when they become due and payable to the Transferred Employees (including any commissions which have been or should have been accrued in respect of any commission plan or program of the Seller or its Affiliate in effect prior to or as of the Closing for the benefit of such Transferred Employees), and (b) as promptly as practicable following DDD’s filing of its annual report on Form 10-K with the U.S. Securities and Exchange Commission for the fiscal year in which the Closing occurs, the pro-rated portion of the annual bonus target applicable to the Transferred Employees (as set forth on Schedule 6.08 for the 2024 fiscal year) calculated through the Closing Date (together with the employer portion of payroll and other Taxes that are payable in connection with or as a result of the payment of such portion of such bonuses), to the Buyer for disbursement to the applicable Transferred Employee, if the bonus target metric (as set forth on Schedule 6.08 with respect to each applicable Transferred Employee for the 2024 fiscal year) is met as of the end of the fiscal year in which the Closing occurs. Any retention arrangements for Transferred Employees and post-Closing bonus payments for Transferred Employees (to the extent applicable) under any applicable bonus programs of the Buyer are the Buyer’s responsibility.

Section 6.09 Further Assurances. From and after the Closing, in the event any further action is necessary to carry out the purposes of, fully effectuate or implement this Agreement, the Parties shall take, or cause their respective Affiliates to take, all such necessary action, and shall execute and deliver, or cause to be executed and delivered, to the requesting Party such bills of sale, assignments or other instruments or documents to such Party in addition to those required by this Agreement, as may be reasonably requested by the Buyer or the Seller to achieve such intent. Without limiting the generality of the foregoing, if any Purchased Intellectual Property (including any Business Intellectual Property) is recorded in the name of any predecessor or Affiliate of the Seller or otherwise not recorded in the name of the Seller as of the Closing Date, then the Seller will promptly, at its sole cost and expense, (a) correct and update the title to such Purchased Intellectual Property and (b) provide to the Buyer the applicable documents pursuant to which such corrections and updates have been made and evidence that each, as applicable, has been duly recorded with the appropriate Governmental Authority.

Section 6.10 No Negotiations. The Seller agrees to be bound by and to comply with Section 6.10 of the Global APA, mutatis mutandis, as if it had been fully set forth herein.

Section 6.11 Restrictive Covenants. The Seller agrees to be bound by and to comply with Section 6.12 of the Global APA, mutatis mutandis, as if it had been fully set forth herein.

Section 6.12 Seller Post-Closing Patent License. The Buyer agrees to be bound by and to comply with Section 6.13 of the Global APA, mutatis mutandis, as if it had been fully set forth herein.

Section 6.13 Buyer Post-Closing Patent License. The Seller agrees to be bound by and to comply with Section 6.14 of the Global APA, mutatis mutandis, as if it had been fully set forth herein.

Section 6.14 Shared Agreements. To the extent applicable to the Seller, the Seller agrees to be bound by and to comply with Section 6.16 of the Global APA, mutatis mutandis, as if it had been fully set forth herein.

Section 6.15 ERP and CRM Data Migration. To the extent applicable to the Seller, the Seller agrees to be bound by and to comply with Section 6.17 of the Global APA, mutatis mutandis, as if it had been fully set forth herein.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Transaction Expenses. The Buyer shall pay and be solely liable for all of the Buyer Transaction Expenses, whether or not the Closing occurs; provided, however, that each of the Buyer, on the one hand, and the Seller, on the other, shall be responsible for fifty percent (50%) of all filing fees payable to any Governmental Authority in connection with any filings or submissions under the Monopoly Regulation and Fair Trade Law in connection with the Transactions. The Seller shall pay and be solely liable for all of the Seller Transaction Expenses, whether or not the Closing occurs. For the avoidance of doubt, the Buyer, on the one hand, and the Seller, on the other hand, are each responsible for their own respective legal fees, third party advisor fees and other costs and expenses incurred in connection with any regulatory filings or submissions with Governmental Authorities contemplated hereunder, whether or not the Closing occurs.

Section 7.02 Access to Information. Following the Closing Date, the Buyer agrees to provide the Seller and its Affiliates reasonable access during regular business hours to the books and records included in the Purchased Assets then in the possession of the Buyer or its Affiliates that relate to periods prior to the Closing Date for the purposes of preparation of any Tax Returns by the Seller after the Closing and for responding to any audit by any Taxing Authority (to the extent that such documents are relevant for such purposes), in all cases at the Seller’s expense. The Seller and its Affiliates agree to provide the Buyer reasonable access to the documents and books and records not included in the Purchased Assets then in the possession of the Seller or its Affiliates that relate to periods prior to the Closing Date for the purpose of responding to any claims made against the Buyer or its Affiliates by any Person who is not a party to this Agreement with respect to an Assumed Liability or for any other reasonable purpose relating to the Buyer’s and its Affiliates’ operation of the Transferred Business after the Effective Date, in all cases at the Buyer’s expense.

Section 7.03 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, conveyance, real property transfer or gains, stock transfer and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (the “Transfer Taxes”) shall be shared 50/50 between the Buyer, on the one hand, and the Seller, on the other hand. The Party so required by applicable Law shall prepare, execute and file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, costs, charges and expenses and, if required by applicable Law, the other Party or Parties shall join in the filing of such Tax Returns.

Section 7.04 Prorated Taxes. The amount of any Prorated Taxes with respect to the Transferred Business and the Purchased Assets for any Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period in accordance with this Section 7.04. The portion of such Prorated Taxes attributable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period. The portion of any Prorated Tax attributable to a Post-Closing Tax Period shall be calculated in a corresponding manner. The Seller shall be liable for the amount of such Prorated Taxes attributable to the Pre-Closing Tax Period, and the Buyer shall be liable for the amount of such Prorated Taxes attributable to the Post-Closing Tax Period.

Section 7.05 VAT. The Buyer shall be liable for any VAT imposed on the transfers of the Purchased Assets and Assumed Liabilities to the Buyer. The Seller shall (a) execute and deliver, as appropriate, all instruments and certificates reasonably necessary to enable the Buyer to comply with any filing requirements relating to VAT with respect to the Transactions and (b) use reasonable best efforts to avail itself of any available exemptions from, or reductions of, any VAT under applicable Law with respect to the Transactions. No later than the fifteenth (15th) day of the month following the month in which the consideration for the Transferred Business is paid to the Seller (the “Proxy Payment Date”), the Buyer shall (i) file with the relevant Governmental Authority a VAT payment by proxy, and (ii) pay the applicable VAT by proxy in accordance with Article 52(4) of the Korean Value Added Tax Law (the “VAT Law”) and Article 95 of the Presidential Decree of the VAT Law; provided, that the Seller shall notify the Buyer in writing of the amount of VAT payable by the Buyer within five (5) Business Days prior to the Proxy Payment Date and timely issue to the Buyer a VAT invoice in accordance with the VAT Law. The Buyer shall complete the payment of the VAT by proxy by the Proxy Payment Date and deliver to the Seller on the date of such VAT payment, a copy of the documentary evidence (including VAT filing documents by proxy) satisfactory to the Seller showing that the VAT in entirety has been paid by the Buyer by way of proxy.

Section 7.06 Employment Taxes. With respect to the preparation and filing of employment Tax Returns, the Buyer shall be responsible for and perform all employment Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by the Buyer to the Transferred Employees and the Seller will be responsible for and perform all employment Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by the Seller.

ARTICLE VIII

CONDITIONS PRECEDENT OF THE BUYER

Section 8.01 The obligation of the Buyer to consummate the Transactions to be consummated at the Closing is subject to the satisfaction, on or as of the Closing Date, of each of the conditions set forth in Article VIII of the Global APA.

ARTICLE IX

CONDITIONS PRECEDENT OF THE SELLER

Section 9.01 The obligation of the Seller to consummate the Transactions to be consummated at the Closing is subject to the satisfaction, on or as of the Closing Date, of each of the conditions set forth in Article IX of the Global APA.

ARTICLE X

NO INDEMNIFICATION

Section 10.01 No Indemnity. Notwithstanding anything to the contrary contained in this Agreement, neither of the Parties, nor their officers, directors, stockholders, employees or agents, shall be entitled to indemnification, express or implied, contractual or statutory, equitable or otherwise, under this Agreement. Notwithstanding the foregoing, nothing in this Section 10.01 or otherwise in this Agreement shall limit, impair, inhibit or otherwise affect the ability of (a) the Overseas Buyer or the Overseas Sellers to exercise any rights, recourse or remedies under, or otherwise enforce, the Global APA, including in respect of indemnification thereunder, (b) the Buyer or the Seller to seek or obtain equitable remedies pursuant to Section 12.02 or otherwise enforce the terms of this Agreement, including in respect of the post-

Closing Purchase Price adjustments pursuant to Section 2.04 or in respect of the reimbursements rights pursuant to Section 12.14, or (c) either Party to make a claim against the other Party and recover for any Fraud by such other Party, provided that, in each case, a Party shall not be entitled to any recovery, reimbursement, remedy or recourse under this Agreement that would constitute a double recovery with respect to a recovery, reimbursement, remedy or recourse obtained under the Global APA.

ARTICLE XI

TERMINATION

Section 11.01 Termination. If the Global APA is validly terminated pursuant to Section 11.01 thereof, this Agreement shall, concurrently therewith, terminate and the Transactions contemplated hereunder shall be abandoned without further action or Liability of any Party hereunder; provided, nothing herein shall relieve a Party of Liability for any Willful Breach or Fraud by such Party. If this Agreement is terminated as provided herein, all filings, applications and other submissions relating to the Transactions as to which termination has occurred shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to which made.

Section 11.02 Procedure and Effect of Termination. Notwithstanding any termination of this Agreement pursuant to Section 11.01, the first two sentences of Section 6.06, Section 6.07, this Section 11.02 and ARTICLE XII (and any related definitions necessary to give effect to the foregoing surviving provisions) shall survive any such termination.

ARTICLE XII

MISCELLANEOUS

Section 12.01 No Third Party Beneficiaries. Except with respect to the Overseas Buyer and the Overseas Sellers who are expressly intended to be, and hereby are, third-party beneficiaries of the terms and provisions of this Agreement, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 12.02 Specific Performance. Notwithstanding anything herein to the contrary, the Parties agree that irreparable damage would occur if any term or provision of this Agreement were not performed in accordance with the terms hereof and that in the event any Party violates any provision of this Agreement or any other Transaction Document, the remedies at Law available to such Party may be inadequate. In such event, such Party shall have the right, in addition to all other rights and remedies it may have, to specific performance and/or injunctive or other equitable relief to enforce the terms and provisions of this Agreement and the other Transaction Documents executed and delivered hereunder.

Section 12.03 Entire Agreement. The Transaction Documents, including the Disclosure Schedules and the Confidentiality Agreement, constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof. The Parties agree that the terms and conditions of the Global APA shall apply, mutatis mutandis, unless expressly changed under, or expressly inconsistent with, the specific terms and conditions of this Agreement. In the event of any inconsistency between the terms and provisions of this Agreement and those in the other Transaction Documents (other than the Global APA), the terms and provisions of this Agreement shall control.

Section 12.04 Successors and Assigns; Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

Section 12.05 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 12.06 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.07 Notices. All notices, requests, consents, claims, waivers and other communications hereunder must be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) on the first (1st) Business Day after being sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of successful electronic transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid (or the equivalent thereof in Korea). Such communications must be sent to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.07).

If to the Buyer:

Hexagon Manufacturing Intelligence, Inc.

250 Circuit Drive

North Kingstown, Rhode Island 02852

Attention: Drew Rogers

E-mail: drew.rogers@hexagon.com

with copies (which shall be required for, but not constitute, notice) to:

Attention: Legal Department

E-mail: legal@hexagon.com

and

K&L Gates LLP

300 South Tryon Street, Suite 1000

Charlotte, North Carolina 28202

Attention: Kevin Stichter; Kevin McKibbin

E-Mail: kevin.stichter@klgates.com; kevin.mckibbin@klgates.com

If to the Seller:

3D Systems Korea, Inc.

525 Seolleung-ro (Yeoksam-dong), Gangnam-gu, Seoul

Gangnam-gu, Seoul, Korea

Attn: Drew Wright

Email: Drew.Wright@3dsystems.com

3D Systems Corporation

333 Three D Systems Circle

Rock Hill, South Carolina 29730

Attn: Drew Wright

Email: Drew.Wright@3dsystems.com

with copies (which shall be required for, but not constitute, notice) to:

McGuireWoods LLP

800 E. Canal Street

Richmond, Virginia 23219

Attn: Brian L. Hager; McKenzie Carson

Email: bhager@mcguirewoods.com; mcarson@mcguirewoods.com

Kim & Chang

31 Saemunan-ro 5-gil

Jongno-gu, Seoul 03173

Republic of Korea

Attn: Do-Young Kim; Arnold Yoo-Hum Baek

Email: dykim@kimchang.com; yoohum.baek@kimchang.com

Section 12.08 Amendments and Waivers. No amendment or modification of, or supplement to, any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No delay or failure on the part of any Party hereto in exercising any right, power or privilege under this Agreement or under any other Transaction Documents shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any right, power or privilege. No waiver shall be valid against any Party hereto unless made in writing and signed by the Party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

Section 12.09 Disclosure Schedules. The Disclosure Schedules attached hereto shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. Any matter disclosed for any purpose in any Schedule shall be deemed disclosed for any other purpose in any other Schedule to the extent that an appropriate cross reference is contained in such section or subsection or the applicability of such disclosure to such other section or subsection is reasonably apparent on its face.

Section 12.10 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.11 Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

Section 12.12 Governing Law. This Agreement and any Action (whether based on Contract, tort or otherwise) arising out of or relating to this Agreement, the other Transaction Documents executed and delivered hereunder or any of the Transactions contemplated hereby or thereby shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance hereof and thereof shall be governed by, the Laws of Korea, without giving effect to provisions thereof regarding conflicts of laws (whether of Korea or any other jurisdiction) that would cause the application of any Law other than Korea.

Section 12.13 Jurisdiction; Venue; Service of Process. Each Party irrevocably agrees that any Action arising out of or relating to this Agreement, the other Transaction Documents executed and delivered hereunder or any transaction contemplated hereby or thereby shall be brought in the Seoul Central District Court as the court of first instance and any appellate court therefrom, and each of the Parties hereto irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such Action and irrevocably waives any objection to venue laid therein. A final judgment in any such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of process in any Action referred to in the preceding sentence may be effectively served on any Party anywhere in the world in accordance with Section 12.07.

Section 12.14 Prevailing Party. If any Action is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such Action shall be reimbursed by the losing Party; provided that if a Party to such Action prevails in part, and loses in part, the Governmental Authority presiding over such Action shall award a reimbursement of the fees, costs and expenses incurred by the substantially prevailing Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, or caused this Agreement to be duly executed, as of the date first above written.

SELLER:

3D SYSTEMS KOREA, INC.

By:	/s/ Jeffrey D. Creech
Name:	Jeffrey D. Creech
Title:	Executive Director

[Signature Page to Korean Business Transfer Agreement]

BUYER:

HEXAGON METROLOGY KOREA LLC

By:	/s/ Josh Weiss
Name:	Josh Weiss
Title:	Authorized Signatory

[Signature Page to Korean Business Transfer Agreement]